UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 20, 2014 (March 17, 2014)

MSCI Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33812	13-4038723
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 World Trade Center, 250 Greenwich St., 49th Floor, New York, NY 10007
(Address of Principal Executive Offices) (Zip Code)

(212) 804-3900 (Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.        Entry into a Material Definitive Agreement.

On March 17, 2014, MSCI Inc., a Delaware corporation (the “Company”), RiskMetrics Group Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Shareholder”), and VISS Acquisition Corp., a Delaware corporation wholly owned by Vestar Capital Partners VI, L.P. (“Buyer”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”), pursuant to which, among other things, the Company and Shareholder have agreed to sell to Buyer all of the outstanding capital stock of Institutional Shareholder Services Inc., a Delaware corporation and wholly owned subsidiary of Shareholder (“ISS”), for $364 million in cash, subject to customary adjustments for ISS’s cash, debt and working capital levels at the consummation of the transaction (“Closing”).

In order to finance the transactions contemplated by the Stock Purchase Agreement, Buyer has obtained an equity commitment from Vestar Capital Partners VI, L.P. and a debt commitment from General Electric Capital Corporation in the combined amount of $397 million.

The Closing is expected to occur within the next three months, and is subject to customary conditions, including, among others, the expiration or termination of the applicable Hart-Scott-Rodino waiting period, the absence of a material adverse effect on ISS, accuracy of representations and warranties and performance of covenants.

The Stock Purchase Agreement contains customary representations, warranties, covenants and indemnification provisions, including, among others, a covenant of the Company to conduct ISS’s business in the ordinary course consistent with past practice during the period between the execution of the Stock Purchase Agreement and the Closing.  For a period of five years after the Closing, the Company has agreed not to engage in the provision of proxy voting advisory services, proxy voting analysis services, proxy voting recommendations, proxy research products and services or the execution of proxy votes for any person pursuant to a writen agreement, and for a period of three years after the Closing, the Company has agreed not to engage in the business of providing certain consulting services to clients with respect to governance ratings and scores.

The Stock Purchase Agreement contains customary termination rights and fees, including an obligation of Buyer to pay a termination fee of up to $36.4 million upon termination of the Stock Purchase Agreement by the Company in specified circumstances.  Vestar Capital Partners VI, L.P. has provided the Company with a limited guaranty of Buyer’s obligations under the Stock Purchase Agreement, up to the amount of the applicable termination fee.

At the Closing, the Stock Purchase Agreement provides for the Company and Buyer to enter into a transition services agreement, pursuant to which the Company will provide continuing information technology, finance, tax, human resources, insurance and facilities-related services to ISS for a period of up to 22 months after the Closing.

The foregoing description of the Stock Purchase Agreement does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, a copy of which is filed herewith as Exhibit 2.1 and incorporated herein by reference.  The Stock Purchase Agreement has been included to provide security holders with information regarding its terms.  It is not intended to provide any other factual information about the Company.  The representations, warranties and covenants contained in the Stock Purchase Agreement were made solely for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Stock Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Stock Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders.  Security holders are not third-party beneficiaries under the Stock Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or its subsidiaries.  Moreover, information concerning the subject-matter of the representations and warranties may change after the date of the Stock Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 5.02.        Departure of Certain Officers.

In connection with the transactions contemplated by the Stock Purchase Agreement, Gary Retelny will step down from his positions at the Company, effective as of the Closing.  He is expected to serve as President and Chief Executive Officer of ISS after the Closing.

Item 8.01.        Other Events.

On March 18, 2014, the Company issued a press release announcing the execution of the Stock Purchase Agreement.  The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.        Exhibits.

(d) Exhibits

2.1	Stock Purchase Agreement dated as of March 17, 2014 among MSCI Inc., RiskMetrics Group Holdings, LLC and VISS Acquisition Corp.*

99.1	Press Release dated March 18, 2014.

* Schedules have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K.  The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon its request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedule so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSCI Inc.
Date:	March 20, 2014	By:	/s/ Robert Qutub
			Name:	Robert Qutub
			Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Stock Purchase Agreement dated as of March 17, 2014 among MSCI Inc., RiskMetrics Group Holdings, LLC and VISS Acquisition Corp.*

99.1	Press Release dated March 18, 2014.

* Schedules have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K.  The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon its request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedule so furnished.

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